Exhibit 4.9

Idle mining Machines and Accessories Sales Contract

Contract Number:

Party A (the “Purchaser”):

Contact:

Contact number:

Party B (the “Seller”):

Contact:

Contact number:

Pursuant to the “Contract Law of the People’s Republic of China” and relevant regulations, and after full consultation between the two parties, Party A agrees to buy and Party B agrees to sell the commodities as stated below:

1.	Schedule of Commodities:

Item Number	Product Name	Quantity	Unit Price (RMB)	Sub-Total (RMB)

Total (RMB)
Remark:		The commodities sold by Party B are idle mining machines and related supporting accessories, Party B does not guarantee normal use of the commodities. Party A clearly understands the status and accepts it as is.

2. Delivery time and location

(1) Delivery time:

(2) Delivery address:

(3) Recipient:

(4) Contact number:

3. Goods acceptance

(1) Acceptance: Party A shall inspect and accept the goods on the agreed date of receipt, and the title of the goods shall be transferred to Party A after acceptance. If Party A does not raise a written objection within the agreed acceptance time, it shall be deemed that the goods delivered by Party B fully comply with the provisions of this agreement.

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(2) Acceptance method: Inspection shall be carried out according to the quantity and specifications of the products confirmed in writing by both parties.

(3) Party B does not guarantee that all the products provided are good products for normal use, and Party A fully understands and accepts them as is.

4. Payment methods and taxes

(1) Payment method: After signing the contract, Party A pays all the full amount of the consideration.

(2) Party A and Party B shall bear their respective payable taxes and fees according to law.

5. Installation and training

Party B does not undertake installation and training services.

6. Warranty period and after-sales service requirements

Party B does not provide after-sale guarantee service.

7. Party B’s receiving bank account number:

Account agreed upon by both parties

8. Confidentiality

(1). Definition of confidential information: Neither party shall disclose to the third party the commercial secrets of the other company (including its branches, holding companies and joint ventures) obtained and known during the cooperation period, and information belonging to the third party but the other party has a confidentiality obligation. Commercial secrets include technical secrets and business secrets, of which technical secrets include but are not limited to work progress, technical solutions, engineering designs, circuit designs, manufacturing methods, formulas, technological processes, technical indicators, computer software, databases, research and development records, technical reports , test reports, test reports, experimental data, experimental results, drawings, samples, prototypes, models, molds, operation manuals, technical documents, related correspondence, etc. Business secrets include but are not limited to the negotiation between the two parties, any signed documents, including all information contained in contracts, agreements, memorandums, orders and other documents, customer lists, marketing plans, procurement materials, pricing policies, financial materials, economics and goods channels, legal affairs information, human resources information, etc.

(2) Without written consent of the other party, neither party shall use or disclose to a third party any confidential information of the other party outside the purpose of cooperation between the two parties, no matter whether the confidential information is oral or written, or in the form of disk, film, or electronic data, etc. form exists.

(3) The confidentiality obligation will continue to be effective within 5 years after the disclosure discloses the confidential information to the recipient, and its effectiveness during this period will not be affected by the termination of the cooperative relationship, the termination of the validity period of the relevant agreement, or the expiration or termination of any other period.

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9. Handling of disputes

If a dispute arises during the performance of this contract, the two parties shall resolve it through friendly negotiation. If the negotiation fails, either party may apply to the Shenzhen Court of International Arbitration for arbitration.

10. Breach of contract and liability for compensation

(1) After this contract takes effect, both parties shall perform the obligations stipulated in this contract. If any party fails to perform or not fully perform the obligations and guarantees stipulated in this contract, and eventually causes the observant party to terminate the contract, it shall bear the liability for breach of contract according to the deposit penalty, and compensate for the losses caused to the other party.

(2) The loss mentioned in this contract refers to the direct loss and indirect loss caused by the breach of contract. The loss (including but not limited to the direct economic loss of the non-breaching party itself, loss of goodwill, fines paid to external parties, compensation, and settlement fees and indirect losses such as attorney fees, arbitration fees, travel expenses and other indirect losses arising from claiming creditor’s rights).

(3) If Party B fails to fulfill the delivery obligation within the time limit stipulated in the contract, it shall pay Party A liquidated damages at the rate of 0.05% of the total contract amount for each day of delay from the expiration date.

(4) If Party A fails to perform the payment obligation within the time limit stipulated in the contract, it shall pay Party B liquidated damages at the rate of 0.05% of the total contract amount for each day of delay from the expiration date.

11. Effectiveness of the contract

(1) This contract will come into effect on the day it is signed by the authorized representatives of both parties and affixed with the official seal.

(2) Once this contract is signed, neither party shall amend this contract at will without the consent of both parties. The appendices (if any) listed in this contract are an integral part of this contract and have the same legal effect as this contract. Any other oral or written documents not included in this contract, or written in accordance with this contract shall not be binding on both parties. If there are any changes, supplements or amendments during the performance of this contract, both parties shall sign a separate written agreement.

(3) This contract is made in four copies, and Party A and Party B each hold two copies, which have the same legal effect.

[Signature Page Follows]

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Party A:

Authorized signature:

Party B:

Authorized signature:

Date:

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